Exhibit 10.1

GRAYBAR LONG TERM INCENTIVE PLAN

This Graybar Long Term Incentive Plan (this “Plan”) is adopted by Graybar Electric Company, Inc. (“Graybar”), and is effective as of March 9, 2021 (the “Effective Date”).

ARTICLE I – INTRODUCTION

1.1Purpose.  The purpose of this Plan is to attract, retain, and reward key employees of Graybar and its affiliates and to promote long-term value creation of Graybar and its affiliates.

1.2Plan Type.  This Plan is intended to be a long-term nonqualified, unfunded deferred compensation plan for a select group of management or highly compensated employees of Graybar and its affiliates.

1.3Interpretation.  Wherever appropriate, pronouns of any gender are deemed synonymous, as are singular and plural pronouns.  Headings of articles and sections are for convenience or reference only, and are not to be considered in the construction or interpretation of this Plan.  This Plan will be interpreted and administered to give effect to its purpose in Section 1.1 and to qualify as a long-term nonqualified, unfunded deferred compensation plan for a select group of management or highly compensated employees of Graybar and its affiliates.

ARTICLE II – DEFINITIONS

For purposes of this Plan, the following quoted terms have the meanings set forth below when appearing with initial capital letters in this Plan, unless otherwise provided in an Award Agreement.

2.1Affiliate.  “Affiliate” means any person which, directly or indirectly, is in control of, is controlled by, or is under common control with the person for whom affiliation is being determined.  In this definition, “control” means the possession, direct or indirect, of the power to (i) vote a majority of the securities having ordinary voting power for the election of directors (or comparable positions) of such person, or (ii) direct or cause the direction of the management policies of such person, whether through appointment, approval of appointment of, or removal of, a majority of the members of the board of directors (or comparable positions), ownership of securities, by contract or otherwise.

2.2Award Agreement.  “Award Agreement” means a written agreement entered into between a Company and a Participant, which sets forth the terms and conditions of the grant of an opportunity for Bonus(es) to such individual.

2.3Board.  “Board” means the Board of Directors of Graybar, or any officer or committee of the Board to whom the Board delegates from time to time the authority to make some or all of the decisions or determinations under this Plan.

2.4Bonus.  “Bonus” means, with respect to each Participant, the cash benefit payable for a Target under this Plan and the Award Agreement for the applicable Performance Period.  The Bonus established for a Time-Based Target is sometimes referred to as the “Time-Based Bonus” and the Bonus established for a Performance-Based Target is sometimes referred to as the “Performance-Based Bonus”.

2.5Code.  “Code” means the Internal Revenue Code of 1986, as amended.

2.6Company.  “Company” means, with respect to a Participant, Graybar or an Affiliate of Graybar that employs the Participant or, with respect to an Award Agreement, Graybar or an Affiliate of Graybar that enters into the Award Agreement with a Participant.

2.7Demotion.  “Demotion” means the re-assignment of a Participant to a job in a lower position that results in a reduction of job duties and/or responsibilities and a reduction in salary grade.

2.8Participant.  “Participant” means an employee of Graybar or an Affiliate of Graybar who has an Award Agreement in effect.

2.9Participation Percentage.  “Participation Percentage” means the percentage of the Target Award that is paid as set forth in the Participant’s Award Agreement or this Plan, as applicable, for a  Target that is achieved.

2.10Performance Period.  “Performance Period” means, unless otherwise provided in a Participant’s Award Agreement, the three (3) year period immediately following the date of grant specified in the Participant’s Award Agreement.

2.11Target.  “Target” means a target set forth in the Award Agreement that must be satisfied or met for the applicable Performance Period and affects the amount of the Bonus.  A Target may have multiple components that are weighted as set forth in the Award Agreement.  The Target(s) established for a Time-Based Bonus are sometimes referred to as the “Time-Based Targets”, and the Target(s) established for a Performance-Based Bonus are sometimes referred to as the “Performance-Based Targets”.

2.12Target Award.  “Target Award” means the target bonus dollar amount set forth in the Participant’s Award Agreement for a  Target.

2.13Thresholds.  “Thresholds” means the minimum criteria and objectives set forth in the Award Agreement that must be satisfied or met for one or more Targets in the applicable Performance Period as a condition to the Participant being eligible to receive a Bonus.

2.14Triggering Separation from Service.  “Triggering Separation from Service” means any of the following: (i) a Separation from Service as result of Retirement, death or Disability, (ii) a Separation from Service upon a Change of Control, or (iii) a Separation from Service for Good Reason within the sixty (60) day period following a Change of Control.  For purposes hereof, the following quoted terms have the meanings ascribed below.

(a)“Change of Control” means a change in the ownership of Graybar or a change in the ownership of a substantial portion of the assets of Graybar, as provided in Section 409A(a)(2)(A)(v) of the Code, Treas. Reg. §1.409A-3(i)(5), and any guidance or regulations promulgated under Section 409A of the Code.  All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.  Subject to the foregoing, Treas. Reg. §1.409A-3(i)(5) provides the following:

(1)a change in the ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Treas. Reg. §1.409A-3(i)(5)(v)(B)),

acquires ownership of stock of Graybar that, together with stock held by such person or group, constitutes more than 75 percent of the total fair market value or total voting power of the stock of Graybar.  However, if any one person, or more than one person acting as a group, is considered to own more than 75 percent of the total fair market value or total voting power of the stock of Graybar, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of Graybar.   An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which Graybar acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.  This paragraph applies only when there is a transfer of stock of Graybar (or issuance of stock of Graybar) and stock in Graybar remains outstanding after the transaction (see paragraph (2) below for rules regarding the transfer of assets of Graybar); or

(2)a change in the ownership of a substantial portion of Graybar’s assets occurs on the date that any one person, or more than one person acting as a group (as determined in Treas. Reg. §1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Graybar that have a total gross fair market value equal to or more than 75 percent of the total gross fair market value of all of the assets of Graybar immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of Graybar, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding anything to the contrary contained herein, the following will not constitute or be deemed a Change of Control: (i) a transfer of shares of stock of Graybar or any Affiliate of Graybar between or among (1)  Graybar or any Affiliate of Graybar, (2) any trust established for any qualified plan sponsored by Graybar or any Affiliate of Graybar, (3) any trust established under that certain Voting Trust Agreement dated March 3, 2017, as amended, among Graybar, the voting trustees and the participating shareholders thereof, or (4) any other voting trust for which a majority of the voting trustees consist of officers of Graybar that holds in excess of 50 percent of the total voting power of the stock of Graybar; or (ii) any change in the voting trustees or participating shareholders under (1) any trust established under that certain Voting Trust Agreement dated March 3, 2017, as amended, among Graybar, the voting trustees and the participating shareholders thereof, or (2) any successor voting trust for which a majority of the voting trustees consist of officers of Graybar that holds in excess of 50 percent of the total voting power of the stock of Graybar.

(b)“Disability” or “Disabled” means, unless otherwise provided in a Participant’s Award Agreement, one of the following:  (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan (e.g., disability plan) covering employees of Graybar or an Affiliate of Graybar.  In addition, the Participant will be deemed to have a “Disability” if determined to be disabled in accordance with a disability insurance program accepted by the Board, provided that the definition of disability applied under such disability insurance program complies with the requirements of this Section.

(c)“Good Reason” means (i) a material diminution in Participant’s base compensation; (ii) a material diminution in Participant’s authority, duties, or responsibilities; or (iii) a material change in the geographic location at which Participant must perform his or her services.  Notwithstanding the foregoing provisions of this definition, Good Reason does not exist if the Participant has in his or her sole discretion agreed in writing that such event will not be Good Reason.  A Separation from Service will not be considered to be for Good Reason unless (A) within five (5) business days of the occurrence of the events claimed to be Good Reason the Participant notifies the Company in writing of the reasons why he or she believes that Good Reason exists, (B) the Company fails to correct the circumstance that would otherwise be Good Reason within thirty (30) days of receipt of such notice, and (C) the Participant terminates his or her employment within five (5) business days of the expiration of such thirty (30) day cure period (or if earlier, within five (5) business days of the date on which the Company has confirmed to the Participant that Good Reason exists and will not be cured).

(d)“Retirement” means, unless otherwise provided in a Participant’s Award Agreement, the date on which a Participant has a voluntary Separation from Service following the attainment of age 55 and providing the Company with at least ninety (90) days prior written notice of such Separation from Service.

(e)“Separation from Service” means a Participant’s separation from service with a Company within the meaning of Code Section 409A and the regulations promulgated thereunder.  There is no Separation from Service if the Participant continues to work for an Affiliate of the Company.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1Eligibility.  Only individuals who are selected by the Board may become Participants in this Plan.  Grants may be made at any time and from time to time to new Participants, or to the current Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Board determines.  Except as required by this Plan, grants made at the same or different times need not contain similar provisions.  The Board’s determinations under this Plan (including without limitation, determinations of which persons, if any, are to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards, the agreements evidencing same and the maximum amount of awards granted under this Plan for a Performance Period) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under this Plan.

3.2Award Agreement.  Each grant of an opportunity for a Bonus under this Plan will be evidenced by an Award Agreement and such grant will become effective on the date when the Company completes the action necessary to make such grant, which will typically be the effective date set forth in the Award Agreement.  No person will have any right with respect to this Plan or any Award Agreement, or in any Bonus evidenced by an Award Agreement, contingent or otherwise, unless the person executes and delivers the applicable Award Agreement evidencing such Target Award to the Company within the thirty (30) day period following the date on which the Company delivers the Award Agreement to the individual for execution, and such Award Agreement is executed by the Company.  In addition, no Participant or other person will have any right with respect to this Plan or to any Award Agreement, or in any Bonus, contingent or otherwise, until and unless all the terms, conditions and provisions of the applicable Award Agreement and this Plan applicable to such Participant have been satisfied.

3.3Forfeiture.  Unless otherwise provided in a Participant’s Award Agreement, a Participant who has a Separation from Service for any reason (other than a  Triggering Separation from Service) will cease to be a Participant in this Plan as of the date of the Separation from Service and will forfeit all rights to any Bonus under this Plan. In addition, unless otherwise provided in a Participant’s Award Agreement, a Participant will forfeit all rights to any Bonus under this Plan if the Participant violates any of the restrictive covenants in the Award Agreement with the Company prior to or contemporaneous with the date on which the Participant executes the Award Agreement pertaining to his or her participation in this Plan.  Finally, unless otherwise provided in a Participant’s Award Agreement or otherwise determined by the Board, a Participant will forfeit all rights to any Bonus under this Plan if the Participant has a Demotion during a Performance Period.

ARTICLE IV – BONUS CALCULATION AND PAYMENT

4.1Calculation and Payment of Time-Based Bonus.

(a)Unless otherwise provided in a Participant’s Award Agreement, if the applicable Thresholds are satisfied for a Time-Based Target, then a Participant who was continuously employed by a Company through the last day of a calendar year in the Performance Period to which the Time-Based Bonus pertains will receive a Time-Based Bonus for that Time-Based Target equal to (x) the Target Award set forth in the Participant’s Award Agreement for that Time-Based Target, multiplied by (y) the Participant’s Participation Percentage for that Time-Based Target.

(b)Unless otherwise provided in a Participant’s Award Agreement, a Participant who had a Triggering Separation from Service during a calendar year in the Performance Period to which the Time-Based Bonus pertains will be deemed to have satisfied the Threshold for a Time-Based Target for that calendar year and will receive a prorated portion of the Time-Based Bonus for that calendar year equal to the product of (x)  the Time-Based Bonus calculated pursuant to Section 4.1(a) (i.e., on a basis where the Threshold was deemed to have been satisfied), multiplied by (y) a fraction, the numerator of which is the number of days the Participant was actively employed by a  Company during the applicable calendar year in which such Separation from Service occurred and the denominator of which is the total number of days in the calendar year in which such Separation from Service occurred.

(c)Subject to Section 3.3 and unless otherwise provided in a Participant’s Award Agreement, the Participant’s Time-Based Bonus will be paid in a single lump sum payment in the calendar year immediately following the calendar year to which such Time-Based Bonus pertains and on or before March 15th of such year; provided, however, that with respect to a Participant who had a Separation from Service upon a Change of Control, or a Separation from Service for Good Reason within sixty (60) days following a Change of Control, such Participant’s Time-Based Bonus will be paid on the ninetieth (90th) day after such Change of Control.  Payment is subject to compliance by the Participant with any written agreement between the Participant and a Company including an employee agreement, non-compete agreement, or other agreement relating to confidential information (including an Award Agreement); if the Participant breaches any such agreement, the Participant will immediately forfeit all rights to receive any unpaid amounts under this Plan.

4.2Calculation of and Payment of Performance-Based Bonus.

(a)Unless otherwise provided in a Participant’s Award Agreement, if the applicable Thresholds are satisfied for a Performance-Based Target, then a Participant who was continuously employed by a Company during the entire Performance Period to which the Performance-Based Bonus pertains will receive a Performance-Based Bonus for that Performance-Based Target equal to (x) the Target Award set forth in the Participant’s Award Agreement for that Performance-Based Target, multiplied by (y) the Participant’s Participation Percentage for that Performance-Based Target.

(b)Unless otherwise provided in a Participant’s Award Agreement, if the applicable Thresholds are satisfied for a Performance-Based Target, then a Participant who had a Triggering Separation from Service during the Performance Period to which the Performance-Based Bonus pertains will be deemed to have satisfied the Performance-Based Target (or each Performance-Based Target if there is more than one) at a 100% Participation Percentage and will receive a prorated portion of the Performance-Based Bonus for that Performance-Based Target equal to the product of (x) the Performance-Based Bonus calculated pursuant to Section 4.2(a) (i.e., on a basis of a 100% Participation Percentage), multiplied by (y) a fraction, the numerator of which is the number of days the Participant was actively employed by a Company during the Performance Period in which such Separation from Service occurred and the denominator of which is the total number of days in such Performance Period.

(c)Subject to Section 3.3 and unless otherwise provided in a Participant’s Award Agreement, the Participant’s Performance-Based Bonus will be paid in a single lump sum payment in the calendar year immediately following the last day in the Performance Period to which such Performance-Based Bonus pertains; provided, however, that with respect to a Participant who had a Separation from Service upon a Change of Control, or a Separation from Service for Good Reason within sixty (60) days following a Change of Control, such Participant’s Performance-Based Bonus will be paid on the ninetieth (90th) day after such Change of Control.  Payment is subject to compliance by the Participant with any written agreement between the Participant and a Company including an employee agreement, non-compete agreement, or other agreement relating to confidential information (including an Award Agreement); if the Participant breaches any such agreement, the Participant will immediately forfeit all rights to receive any unpaid amounts under this Plan.

4.3Withholding.  The Company may deduct from any payment, or otherwise collect from the Participant, any taxes or other amounts required to be withheld by federal, state or local governments in connection with any payment made under this Plan.

ARTICLE V - ADMINISTRATION

5.1Administrator.  This Plan will be administered by the Board.  If a committee is acting as the administrator of this Plan, the committee will select one of its members to act as a chairman and will adopt such rules and regulations for its operation as it deems appropriate.  A majority of the committee will constitute a quorum and the act of a majority of the members of such committee present at a meeting at which a quorum is present will be the act of the administrator of this Plan.

5.2Authority.  The Board has the discretion and authority to (i) interpret this Plan, (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of this Plan, and (iii) make such other determinations and take such other action as it deems necessary or advisable.  Without limiting the generality of the foregoing sentence, the Board may, in its, his or her sole discretion (but in a uniform and consistent manner), treat all or any portion of any period during which a Participant is on military leave or on an approved paid leave of absence from a Company as a period of employment of such Participant by the Company for the purpose of this Plan.  Any interpretation, determination, or other action made or taken by the Board will be final, binding, and conclusive on all interested parties.

5.3Amendment; Termination.

(a)Graybar, by resolution of the Board, may alter or amend this Plan or an Award Agreement from time to time.  No amendment to this Plan or an Award Agreement may alter, impair or reduce the Bonuses earned by a Participant after the completion of the applicable Performance Period without the written consent of any affected Participant.  Without limiting the foregoing, in the event that Graybar or an Affiliate of Graybar makes an acquisition, divests part of any Company (including Graybar), or makes other changes in a Company (including Graybar), the Board maintains the right to adjust the Targets and/or Thresholds in an Award Agreement to account for the transaction or change, if deemed material by the Board.

(b)This Plan may be terminated by the action of the Board, but awards granted before the termination date will continue to be effective in accordance with their terms and conditions.

5.4Assignments.  Except as otherwise provided herein, a Participant may not assign or transfer any of his or her rights or obligations under this Plan to any other person, either voluntarily or involuntarily, by operation of law, judicial decree or otherwise, without the prior written consent of Graybar.

5.5Failure or Delay.  No failure on the part of any person to exercise, and no delay in exercising, any right, power or privilege hereunder operates as a waiver thereof; nor does any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.  No notice to or demand on any person in any case entitles such person to any other or further notice or demand in similar or other circumstances.

5.6Governing Law.  This Plan and the rights and obligations hereunder are to be governed by and construed and interpreted in accordance with the laws of the State of Missouri applicable to contracts made and to be performed wholly within Missouri, without regard to choice or conflict of laws rules.

5.7409A Compliance.  To the extent applicable, Graybar desires and intends for the provisions of this Plan to comply with the requirements of Section 409A of the Code; such that, a Participant will not be subject to any additional tax, interest or penalty under Code Section 409A.  Notwithstanding the Company’s good faith interpretation of, and desire and intent to comply with, the requirements of Section 409A of the Code, the taxing authorities may assert that this Plan or the payments made hereunder do not comply with Section 409A of the Code.  It is understood that if Section 409A of the Code applies and if the requirements of Section 409A of the Code are not complied with some or all of the payments made hereunder may be treated as a form of deferred compensation and a Participant may be subject to an additional 20% tax, plus interest and possible penalties.  Graybar reserves the right, by resolution of the Board, to amend or modify this Plan in any manner to the minimum extent necessary to meet the requirements of Section

409A of the Code, as amplified by any Internal Revenue Service or U.S. Treasury Department regulation or guidance as Graybar deems appropriate or advisable.  Notwithstanding anything contained herein to the contrary, if at the time of Participant’s Separation from Service for whatever reason, (i) the Participant is a “specified employee” as defined in Section 409A of the Code and the regulations and guidance thereunder in effect at the time of such separation and (ii) any of the payments or benefits provided hereunder constitute “deferred compensation” under Section 409A of the Code, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided will be delayed for a period of up to six (6) months following the date of Separation from Service.  Each separately identified amount to which a Participant is entitled to under this Plan will be treated as a separate payment and, to the extent permissible under Section 409A of the Code, any series of installment payments under this Plan will be treated as a right to a series of separate payments.

5.8No Joint Venture or Partnership.  Nothing contained herein is to be construed as making the Company and any one or more Participants joint venturers or partners.

5.9Notices.  All notices, consents, requests, demands and other communications hereunder are to be in writing, and are deemed to have been duly given or made: (i) when delivered in person; (ii) three days after being deposited in the United States mail, first class postage prepaid; (iii) in the case of overnight courier services, one business day after delivery to the overnight courier service with payment provided for; or (iv) in the case of telex, telecopy or fax, when sent, verification received.  Notices to a  Company must be addressed to the Senior Vice President, Secretary and General Counsel of Graybar.  Notices to a Participant must be addressed to the most recent address on file with the Company.

5.10Remedies Cumulative.  Each and every right granted hereunder and the remedies provided for under this Plan are cumulative and are not exclusive of any remedies or rights that may be available to any party at law, in equity or otherwise.

5.11Severability.  Any provision of this Plan which is prohibited, unenforceable or not authorized in any jurisdiction is, as to such jurisdiction, ineffective to the extent of any such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof, or affecting the validity, enforceability or legality of such provision in any other jurisdiction, unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

5.12Claims Procedure; Submission to Jurisdiction.

(a)Claims for Benefits.  If a claim for benefits under this Plan is denied, Graybar will provide written notice of the denial, within 90 days (or within 45 days if the claim is for a Disability benefit) of the claim for benefits, setting forth the specific reasons for the denial, a specific reference to the pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for a claimant to perfect a claim, an explanation of why such material or information is necessary and appropriate, and information as to the steps to be taken for the claim to be submitted for review.  If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor will be furnished to the claimant before the end of the initial 90 day (or 45 day, if applicable) period.  In no event will the extension exceed 90 days (or 60 days if the claim is for a disability benefit).

(b)Review of Denied Claims.  A claimant may request a review of a denial.  Such request should be submitted to Graybar in writing, within 60 days (or within 180 days if the claim was for a Disability benefit) after receipt of the denial notice and will state the reasons for requesting the review.  If a claimant fails to file an appeal within 60 days (or 180 days, if applicable) after the claim is denied, the claimant will be deemed to have waived any right to appeal the denial of the claim.  A claimant may review pertinent documents and submit issues and comments in writing.  A decision will be made on the review of the denial of a claim not later than 60 days (or 45 days if the claim was for a disability benefit) after Graybar’s receipt of a request for review unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible but not later than 120 days (or 90 days if the claim was for a Disability benefit) after receipt of a request for review, provided that the claimant is given written notice of the extension of time within the original 60 day (or 45 day, if applicable) period.  The decision on review will be in writing to claimant and will include specific reasons for the decision.

(c)Submission to Jurisdiction.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS PLAN OR ANY DOCUMENT RELATED HERETO MAY BE BROUGHT IN THE COURTS OF ST. LOUIS COUNTY, STATE OF MISSOURI OR ANY COURT OF THE UNITED STATES OF AMERICA FOR THE EASTERN DISTRICT OF MISSOURI AND, BY THE PARTICIPANT’S EXECUTION OF THE AWARD AGREEMENT, THE PARTICIPANT, GENERALLY AND UNCONDITIONALLY, (1) AGREES TO THE JURISDICTION OF SUCH COURTS, (2) WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH HE OR SHE MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS; AND (3) CONSENTS TO THE SERVICE OF PROCESS OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, AT HIS OR HER ADDRESS ON RECORD WITH A COMPANY, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.

5.13Successors and Assigns.  All provisions of this Plan are binding upon, inure to the benefit of and are enforceable by or against the parties and their respective heirs, executors, administrators or other legal representatives and permitted successors and assigns.

5.14Third-Party Beneficiary.  This Plan is solely for the benefit of the parties and their respective successors and permitted assigns, and no other person has any right, benefit, priority or interest under or because of the existence of this Plan.

5.15Not An Employment Agreement.  By the Participant’s execution of the Award Agreement, the Participant acknowledges that this Plan is not an employment agreement and nothing herein restricts the Company’s ability to terminate the Participant’s employment or relationship with the Company.

5.16Unfunded Plan.  This Plan will at all times be entirely unfunded and no provision will at any time be made with respect to segregating assets of the Company for payment of any benefits hereunder.  No Participant or other person will have any interest in any particular assets of the Company by reason of the right to receive a benefit under this Plan and any such Participant or other person will have only the rights of a general unsecured creditor of the Company with respect to any rights under this Plan.

5.17Effect of Bonus.  A Participant’s Bonus is not part of an annual incentive plan or annual incentive award, and is not part of the Participant’s salary and, thus, will not be considered in calculations of possible future salary increase(s), profit-sharing, retirement, pension or other incentive plans, eligibility to subscribe for shares of Graybar stock, and/or separation or severance payment(s), if any.

5.18Indemnification.  None of the Board, its designee, any administrator of this Plan, or any officer or employee of a Company (including Graybar) acting on behalf of the Board or the administrator of this Plan, will be personally liable for any action, determination, or interpretation taken or made in good faith with respect to this Plan.  All such persons will, to the extent permitted by law, be fully indemnified and protected by Graybar in respect to any such action, determination, or interpretation.

5.19Beneficiary.  The Participant may, from time to time, designate one or more persons (who may be any one or more members of such Participant’s family or other persons, administrators, trusts, foundations or other entities) as his or her “Beneficiary”.  Such designation must be made on a form prescribed by, and accepted by, the Board.  The Participant may at any time, and from time to time, change any previous Beneficiary designation, without notice to or consent of any previously designated Beneficiary, by amending his or her previous designation on a form prescribed by, and accepted by, the Board.  If no person is designated by the Participant as a Beneficiary, or if the designated Beneficiary does not survive the Participant, the Participant’s Bonus payable following his or her death will be made to the Participant’s surviving spouse or if there is no surviving spouse, to the Participant’s estate.  If more than one person is the Beneficiary of a deceased Participant, each such person will receive a pro rata share of any Bonus of the Participant payable following the Participant’s death unless otherwise designated on the applicable form.  If the Board determines in its discretion that a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Board may pay or cause to be paid such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person.  The Board may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution will completely discharge the Board, its designee, any administrator of this Plan, and/or any officer or employee of a Company (including Graybar) acting on behalf of the Board or the administrator of this Plan, from all liability under the Plan with respect to such benefit.

5.20Identity.  If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Board is entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained.  The Board is also entitled to pay such sum into court in accordance with the appropriate rules of law.  Any expenses incurred by the Board incident to such proceeding or litigation will be charged against the amount otherwise payable hereunder.

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IN WITNESS WHEREOF, Graybar has caused this Plan to be executed in its name and behalf this 9th day of March 2021, by its officer thereunto duly authorized.

GRAYBAR ELECTRIC COMPANY, INC.

By:	/s/ B. L. Propst
Senior Vice President, Human Resources

Attest:	/s/ M. W. Geekie
Senior Vice President, Secretary & General Counsel